Exhibit 4.2

WARRANT CERTIFICATE

THE OFFER AND SALE OF THESE WARRANTS AND THE ISSUANCE OF THE SECURITIES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OFFERED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE TRANSFER, SALE, ASSIGNMENT OR PLEDGE IS MADE IN STRICT COMPLIANCE WITH SUCH EXEMPTION.

RAM ENERGY RESOURCES, INC.

Warrant Certificate No. W-1	Original Issue Date: February 8, 2012

110,000,000 Warrants to Purchase Common Stock

RAM Energy Resources, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that this Warrant Certificate (“Warrant Certificate”) entitles Halcon Resources, LLC, a Delaware limited liability company (“Halcon”), or registered assigns, to purchase ONE HUNDRED TEN MILLION (110,000,000) shares of common stock, par value $.0001 per share, of the Company (“Common Stock”) in accordance with the terms and conditions set forth herein. Each such right to purchase a share of Common Stock is referred to herein as a “Warrant,” and such rights are referred to herein collectively as “Warrants.” This is the Warrant Certificate referred to in that certain Securities Purchase Agreement between Halcon and the Company dated December 21, 2011 (the “Agreement”). Unless defined in this Warrant Certificate, capitalized terms used herein shall have the meanings given them in the Agreement. Each Warrant entitles the holder, subject to the conditions set forth herein and in the Agreement, to purchase from the Company at any time, and from time to time, before 5:00 P.M., Houston, Texas time, on February 8, 2017 (the “Warrant Expiration Date”), one fully paid and nonassessable share of Common Stock (collectively, the “Warrant Shares”) at a price (the “Warrant Exercise Price”) of One Dollar and Fifty Cents ($1.50) per Warrant Share. The Warrant Exercise Price and number of Warrant Shares purchasable upon exercise of the Warrants are subject to adjustment prior to the Warrant Expiration Date upon the occurrence of certain events as set forth herein. The Warrants shall be exercisable at the Company’s offices located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, or at such other address as the Company may specify in writing to the registered holder(s) of the Warrants evidenced hereby (the “Warrant Office”).

1. Exercise of Warrants.

(a) The Warrants may be exercised in whole or in part at any time and from time to time until the Warrant Expiration Date, at which time the Warrants shall expire and shall thereafter no longer be exercisable.

(b) The Warrants shall be exercised by presentation of the Warrant Certificate evidencing the Warrants to be exercised, with the form of notice of exercise attached as Exhibit A hereto duly completed and signed, to the Company at the Warrant Office, together with payment of the aggregate Warrant Exercise Price for the number of Warrant Shares in respect of which such Warrants are being exercised in a manner permitted by paragraph (c) of this Section 1. The Company shall, promptly after such presentation and payment (and in no event later than three Business Days thereafter) issue or cause to be issued and deliver or cause to be delivered to or upon the written order of the registered holder of such Warrants and in such name or names as such registered holder may designate, a certificate or certificates for the aggregate number of Warrant Shares issued upon such exercise of such Warrants. Any Person so designated shall be deemed to have become holder of record of such Warrant Shares as of the date of exercise of such Warrants; provided, that, no Warrant holder will be permitted to designate that such Warrant Shares be issued to any Person other than such Warrant holder unless each condition to transfer contained in Article V of the Agreement that would be applicable to a transfer of Warrants or Warrant Shares has been satisfied.

(c) The aggregate Warrant Exercise Price for all Warrant Shares in respect of which Warrants are being exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company), (ii) by delivering to the Company outstanding shares of Common Stock having a fair market value equal to the aggregate Warrant Exercise Price, (iii) by relinquishing to the Company Warrants evidenced by this Warrant Certificate (or one or more other Warrant Certificates issued pursuant to Section 4 in replacement or upon subdivision hereof) having a fair market value equal to the aggregate Warrant Exercise Price (a “Net Exercise”), (iv) by offsetting the principal balance of the Note, or (v) any combination of (i), (ii), (iii) and (iv). For purposes hereof, the “fair market value” of a share of Common Stock shall mean the Per Share Stock Price of one share of Common Stock on the date of exercise, and the “fair market value” of a Warrant shall mean the difference between such Per Share Stock Price and the Warrant Exercise Price.

(d) If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by such Warrant Certificate. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled.

(e) The Company shall not be required to issue fractional shares of Common Stock upon exercise of any Warrants, but shall pay for any such fraction of a share to which the holder exercising the Warrants would otherwise be entitled an amount in cash equal to the product of such fraction multiplied by the Per Share Stock Price of one share of Common Stock on the date of exercise.

(f) The Company will pay all Taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrants issued by it; provided, that each Warrant Holder shall use its reasonable efforts to avoid any such Tax on the issuance of Warrant Shares; and provided further, that the Company shall not be required to pay any income Tax or any other Tax that may be payable in respect of any transfer involved in the issuance of any Warrant Certificate or any certificate for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of such a Warrant, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such Tax or shall have established to the satisfaction of the Company that such Tax has been paid.

(g) If the issuance of the Warrant Shares deliverable upon exercise have not been registered pursuant to the Securities Act, the Warrant holder shall deliver to the Company, as a condition to such issuance, a duly executed certificate substantially in the form of Exhibit B hereto.

2. Adjustment of Number of Warrant Shares Purchasable. The number of Warrant Shares purchasable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of any of the events enumerated below.

(a) In the event that the Company shall at any time after the date of this Warrant Certificate declare a dividend on the Common Stock in shares of its capital stock (whether shares of such Common Stock or of capital stock of any other class of the Company), split or subdivide the outstanding Common Stock, or combine the outstanding Common Stock into a smaller number of shares, the number of Warrant Shares purchasable upon an exercise of each Warrant on or after the record date for such dividend or from and after the effective time of such split, subdivision or combination shall be adjusted to equal the number of shares of Common Stock and other capital stock, if applicable, that a holder of a number of shares of Common Stock equal to the number of Warrant Shares for which each Warrant is exercisable immediately prior to such record date or effective time, as the case may be, would own and be entitled to receive after such record date or effective time.

(b) The Warrant Exercise Price in effect immediately prior to any adjustment of the number of Warrant Shares for which each Warrant is exercisable shall be simultaneously adjusted (but not below the par value of the Common Stock) by multiplying the Warrant Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares for which each Warrant is exercisable immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares for which each Warrant is exercisable immediately after such adjustment.

(c) In the event of any capital reorganization of the Company, or of any reclassification of any Common Stock for which any Warrant is exercisable (other than a subdivision or combination of outstanding shares of such Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other Person or of the sale of the properties and assets of the Company as, or substantially as, an entirety, each Warrant shall after such capital reorganization, reclassification, consolidation, merger or sale be exercisable, upon the terms and conditions specified in this Warrant Certificate, for the number of shares of stock or other securities or assets to which a holder of the number of Warrant Shares purchasable (at the time of such capital reorganization, reclassification, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such capital reorganization, reclassification, consolidation, merger or sale (in the case of a sale of properties and assets, either directly or upon any subsequent liquidation of the Company); and in any such case, if necessary, the provisions set forth in this section with respect to the rights thereafter of a holder of such Warrant shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable on the exercise of such Warrant. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor or surviving Person (if other than the Company) resulting from such consolidation or merger or the Person purchasing such assets shall assume, by written instrument, the obligation to deliver to each Warrant holder the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such Warrant holder may be entitled pursuant to this paragraph (c).

(d) If any question shall at any time arise with respect to the adjusted number of Warrant Shares or Warrant Exercise Price, such question shall be determined by an independent firm of certified public accountants of recognized national standing selected by the Warrant holder.

(e) Notwithstanding anything in this section to the contrary, the Company shall not be permitted to take any action described in this section (such as, but not by way of limitation, any dividend, consolidation, merger or reorganization) if such action is prohibited under any other provision of this Warrant Certificate or the Agreement.

(f) Notwithstanding that the number of Warrant Shares purchasable upon the exercise of each Warrant may have been adjusted pursuant to the terms hereof, the Company shall not be required to issue fractions of Warrant Shares upon exercise of any Warrant or to distribute certificates that evidence fractional shares, but instead shall pay to the holder of each Warrant who would be otherwise entitled to receive such fractional Warrant Shares the amount contemplated by Section 1(e).

(g) If any event occurs that is similar to the types of events contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Board of Directors of the Company shall make an appropriate adjustment to the terms of this Warrant Certificate (including, if appropriate, in the number and type of securities that may be purchased upon exercise of the Warrants) so as to protect the rights of the Warrant holders and give effect to the purpose and intent of the Agreement and this Warrant Certificate; provided, however, that no such adjustment shall decrease the number of Warrant Shares that may be purchased upon exercise of the Warrants except as otherwise determined pursuant to this Section 2. Without the prior approval of each Warrant holder, the Company will not take any action (including but not limited to entering into any agreement, increasing the par value per share of Common Stock, or decreasing the number of authorized but unissued shares of Common Stock) that would interfere with the full exercise of the Warrants in accordance with this Warrant Certificate.

3. Notices to Warrant Holders. Upon any adjustment of the number of Warrant Shares issuable upon an exercise of the Warrants or any adjustment of the Warrant Exercise Price, the Company shall promptly, but in any event within thirty (30) days thereafter, cause to be given to each Warrant holder, at its address appearing on the Warrant Register, by first class mail, postage prepaid, a certificate signed by the Company’s Chief Financial Officer setting forth the number of Warrant Shares issuable upon the exercise of each Warrant as so adjusted and the Warrant Exercise Price as so adjusted, and describing in reasonable detail the facts accounting for such adjustment and setting forth the calculation of such adjustments. Where appropriate, such certificate may be given in advance and included as part of the notice required to be mailed under the other provisions of this section.

In the event that:

(a) the Company shall authorize the issuance to any or all holders of its Common Stock of any additional shares of Common Stock or any other capital stock or other securities of the Company, or of rights or warrants to subscribe for or purchase capital stock or other securities of the Company, or of any other subscription rights or warrants; or

(b) any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) is authorized or proposed; or

(c) the voluntary dissolution, liquidation or winding up of the Company is authorized or proposed; or

(d) the Company proposes to take any other action that would require an adjustment of the Warrant Exercise Price of the Warrants issued by it pursuant to this Warrant Certificate;

then the Company shall cause to be given to each Warrant holder at such Warrant holder’s address appearing on the Warrant Register, by first class mail, postage prepaid, a written notice describing the material terms and conditions of such action or transaction at least twenty (20) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such action or transaction, and the Company shall take all steps reasonably necessary in order to ensure that such holder is given the practical opportunity to exercise the Warrants prior to such time so as to be able participate in or vote with respect to such action or transaction.

4. Registration, Transfer and Exchange of Warrants.

(a) The Company shall maintain, at the Warrant Office, the Warrant Register for registration of the Warrants and Warrant Certificate and transfers thereof. On the Closing Date, the Company shall register this Warrant Certificate and the Warrants represented hereby in the name of Halcon. The Company may deem and treat the registered holders of the Warrants as the absolute owners of the Warrants registered to such holders (notwithstanding any notation of ownership or transfer or other writing on the Warrant Certificates made by any Person) for the purpose of any exercise thereof or any distribution to the Warrant holders, and for all other purposes.

(b) Upon satisfaction of each condition set forth in Article V of the Agreement, the Company shall register the transfer of any outstanding Warrants in the Warrant Register upon surrender of the Warrant Certificate evidencing such Warrants to the Company at the Warrant Office, accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Warrant holder or by the duly appointed legal representative thereof. Upon any such registration of transfer, new Warrant Certificate(s) evidencing such transferred Warrants shall be issued to the transferee(s), and the surrendered Warrant Certificate(s) shall be canceled. If less than all the Warrants evidenced by a Warrant Certificate(s) surrendered for transfer are to be transferred, a new Warrant Certificate(s) shall be issued to the Warrant holder surrendering such Warrant Certificate(s), evidencing the Warrants not being transferred.

(c) Warrant Certificates may be exchanged at the option of the Warrant Holder(s) thereof, by surrender to the Company at the Warrant Office, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled.

(d) No charge shall be made for any such transfer or exchange or the issuance of new Warrant Certificates in connection therewith except for any Tax or other governmental charge imposed in connection therewith.

5. Mutilated or Missing Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and, if requested, indemnity satisfactory to it. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, Tax and other governmental duties that may be imposed in relation thereto shall be borne by the holder of such Warrant Certificate.

6. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of the Warrants as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of all the Warrants evidenced by this Warrant Certificate, free from preemptive rights or any other contingent purchase rights of Persons other than the Warrant holders (taking into account the adjustments and restrictions of Section 2). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Warrant Exercise Price in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable. If the approval of the Company’s shareholders is required for the issuance of the Warrants or the Warrant Shares, and such approval has not yet been obtained, the Company shall seek such approval as promptly as practicable after the original issue date of this Warrant Certificate, provided, however, that the Company’s obligation to issue and deliver Warrant Shares in accordance with the terms hereof is absolute and unconditional, irrespective of whether such shareholder approval is ultimately obtained, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to issue the Warrant Shares. Nothing herein shall limit a Warrant holder’s right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of Warrants as required pursuant to the terms hereof.

7. Miscellaneous.

(a) This Warrant Certificate shall be binding upon and inure to the benefit of the Company, Halcon and each Person who hereafter becomes a holder of any of the Warrants evidenced hereby, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant Certificate shall be construed to give to any Person other than the Company and the Warrant holders (including any subsequent holder as contemplated herein) any legal or equitable right, remedy or cause of action hereunder. This Warrant Certificate may be amended only in writing signed by the Company and the registered holder of the Warrants evidenced hereby.

(b) This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to apply.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of the original issue date set forth on the first page hereof.

RAM ENERGY RESOURCES, INC.

By:	/s/ Larry E. Lee
Name: Larry E. Lee
Title: President and CEO

Exhibit A to Warrant Certificate

EXERCISE NOTICE

RAM ENERGY RESOURCES, INC.

WARRANT CERTIFICATE NO. W-1 DATED February 8, 2012

Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the above-referenced Warrant Certificate.

(1) The undersigned holder hereby exercises its right to purchase                      shares of Common Stock (Warrant Shares) pursuant to the Warrant Certificate.

(2) The holder intends to pay the Warrant Exercise Price as follows (check one):

____ (a) Cash exercise under Section 1(c)(i)

____ (b) Delivery of outstanding shares of Common Stock under Section 1(c)(ii)

____ (c) Relinquishment of Warrants (Net Exercise) under Section 1(c)(iii)

____ (d) Offset of principal balance of Note under Section 1(c)(iv)

____ (e) A combination of two or more of the foregoing methods as follows:

(3) If the holder has elected a cash exercise, the holder shall pay the sum of $             to the Company in accordance with the terms of the Warrant.

(4) If any payment method other than cash, or any combination of methods, is elected, the details of the proposed payment of the Warrant Exercise Price are as follows:

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

Exhibit B to Warrant Certificate

WARRANT HOLDER REPRESENTATION CERTIFICATE

Reference is made to that certain Warrant Certificate with an original issue date of February 8, 2012 (the “Warrant Certificate”), issued by RAM Energy Resources, Inc., a Delaware corporation (the “Company”), to Halcon Resources, LLC, a Delaware limited liability company (“Halcon”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Warrant Certificate.

In connection with the exercise of certain Warrants on the date hereof, and the issuance of Warrant Shares, pursuant to the Warrant Certificate, the undersigned Warrant holder (“Warrant Holder”) hereby represents to the Company as follows:

1.	Status. Warrant Holder is an accredited investor within the meaning of Rule 501 of Regulation D adopted under the Securities Act of 1933 (the “Securities Act”).

2.	No General Solicitation. Warrant Holder acknowledges that the Warrants and Warrant Shares were not offered to Warrant Holder by means of general solicitation or publicly disseminated advertisements or sales literature.

3.	Acquisition for Own Account. The Warrant Shares being acquired by Warrant Holder are being acquired by Warrant Holder for its own account and not with a view to, or for resale in connection with, any distribution of such securities. Warrant Holder is capable of bearing the economic risk of its investment in the Warrant Shares and understands that the Warrant Shares must be held indefinitely, unless a subsequent disposition of the Warrant Shares is registered pursuant to the Securities Act, or an exemption from such registration is available, and that the Company may have no present intention of registering the Warrant Shares except as provided in that certain Registration Rights Agreement entered into by the Company and Halcon.

4.	Legend. Warrant Holder understands and acknowledges that the certificate(s) evidencing the Warrant Shares will bear a legend indicating that the Warrant Shares have not been registered under the Securities Act and that the sale or disposition of the Warrant Shares is subject to restrictions under the Securities Act.

[Signature page follows.]

IN WITNESS WHEREOF, Warrant Holder has executed this Warrant Holder Representation Certificate as of the date indicated below.

[Name]

By:
[signature]

[printed name of signing person]

[date]